Earnings Release February 20, 2018
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2017. Net income attributable to Holly Energy Partners for the fourth quarter was $86.1 million ($0.96 per basic and diluted limited partner unit) compared to $41.4 million ($0.40 per basic and diluted limited partner unit) for the fourth quarter of 2016.
Distributable cash flow was $65.5 million, an increase of $7.0 million, or 12% compared to the fourth quarter of 2016. HEP announced its 53rd consecutive distribution increase on January 26, 2018, raising the quarterly distribution from $0.645 to $0.650 per unit, representing a 7% increase over the distribution for the fourth quarter of 2016.
HEP acquired the remaining interests in the SLC and Frontier pipelines in the fourth quarter, and the fourth quarter results reflect a gain of $36.3 million related to the remeasurement to acquisition date fair value of HEP's preexisting equity interests in those companies. Excluding this gain, net income attributable to Holly Energy Partners for the quarter was $49.8 million ($0.56 per basic and diluted limited partner unit), an increase of $8.5 million compared to the same period of 2016. This increase in earnings is primarily due to higher pipeline throughputs and revenues as well as increased earnings related to the acquisition of the remaining interests in the SLC and Frontier pipelines.
Commenting on the fourth quarter of 2017, George Damiris, Chief Executive Officer, stated, “We are pleased with our solid financial performance in the fourth quarter, which allowed us to maintain our record of continuous quarterly distribution increases. We expect to continue to grow the distribution at a rate of 4% in 2018 while maintaining an average coverage ratio of 1.0x for the year.
"The fourth quarter was eventful as we completed the acquisition of the remaining interests in the SLC and Frontier pipelines and eliminated the general partner's incentive distribution rights and the economic general partner interest. Volumes on the SLC and Frontier pipelines have been strong, and we plan to expand these lines later this year.

"The issuance of additional equity in a February private placement funded the majority of HEP's equity needs for 2018 and strongly enhances HEP's ability to pursue growth opportunities and manage its business over the long-term. Looking forward, we will continue to leverage our talented employee base, our strong relationship with HollyFrontier, and our Mid-Continent, Northwest and Southwest logistics footprint to generate new organic and external growth opportunities."
Fourth Quarter 2017 Revenue Highlights
Revenues for the quarter were $129.2 million, an increase of $16.7 million compared to the fourth quarter of 2016. The revenue increase was mainly due to our fourth quarter of 2017 acquisition of the remaining interests in the SLC and Frontier pipelines and higher intermediate and refined product pipeline volumes. Overall pipeline volumes increased 30% compared to the fourth quarter of 2016.

•
Revenues from our refined product pipelines were $39.5 million, an increase of $5.4 million, and shipments averaged 231.2 thousand barrels per day (“mbpd”) compared to 204.0 mbpd for the fourth quarter of 2016. Revenues and volumes both increased primarily due to higher shipments on our New Mexico refined product pipelines, in line with increased production at HFC's Navajo refinery, and higher shipments on our UNEV pipeline. In addition, revenue increased due to higher recognition of previously deferred revenue.

•
Revenues from our intermediate pipelines were $8.4 million, an increase of $2.2 million, on shipments averaging 158.1 mbpd compared to 134.5 mbpd for the fourth quarter of 2016. These revenue and volume increases were principally due to increased shipments on our New Mexico intermediate pipelines in line with increased production at HFC's Navajo refinery.

•
Revenues from our crude pipelines were $25.4 million, an increase of $8.1 million, on shipments averaging 404.4 mbpd compared to 272.0 mbpd for the fourth quarter of 2016. Revenues increased mainly due to our fourth quarter 2017 acquisition of the remaining interests in the SLC and Frontier pipelines. Volumes were higher due to the acquisition as well as higher throughput at HFC's Navajo refinery.

•
Revenues from terminal, tankage and loading rack fees were $36.6 million, an increase of $1.7 million compared to the fourth quarter of 2016. The increase in revenue is mainly due to higher throughput at our UNEV terminals as well as higher reimbursable revenue related to tank inspections and repairs. Refined products and crude terminalled in our facilities increased to an average of 516.9 mbpd compared to 509.0 mbpd for the fourth quarter of 2016.

•
Revenues from refinery processing units were $19.4 million, a decrease of $0.8 million on throughputs averaging 62.7 mbpd compared to 67.7 mbpd for the fourth quarter of 2016. This decrease in revenue is largely due to lower throughputs on our El Dorado refinery processing units.

Revenues for the three months ended December 31, 2017, included the recognition of $6.2 million of prior shortfalls billed to shippers in 2016 and 2017, as they did not meet their minimum volume commitments within the contractual make-up period. As of December 31, 2017, deferred revenue on our consolidated balance sheet related to shortfalls billed was $4.0 million.
Year Ended December 31, 2017 Revenue Highlights
Revenues for the year ended December 31, 2017, were $454.4 million, a $52.3 million increase compared to the year ended December 31, 2016. The revenue increase was primarily attributable to $43.5 million higher revenues from the Woods Cross refinery processing units acquired in the fourth quarter of 2016 as well as revenues from the acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017.

•
Revenues from our refined product pipelines were $132.4 million, a decrease of $2.9 million, on shipments averaging 211.8 mbpd compared to 204.0 mbpd for the year ended December 31, 2016. The decrease in revenue is primarily due to lower volumes on refined product pipelines due to the turnaround at HFC's Navajo refinery in the first quarter of 2017 as well as a decrease of $2.3 million in previously deferred revenue realized. The increase in volumes is primarily due to higher volumes on relatively short pipelines with lower tariff rates.

•
Revenues from our intermediate pipelines were $28.7 million, an increase of $1.7 million, on shipments averaging 141.6 mbpd compared to 137.4 mbpd for the year ended December 31, 2016. The increase in revenue is primarily due to higher volumes from HFC's Navajo refinery after its turnaround in the first quarter of 2017 as well as an increase in the amount of deferred revenue recognized for the full year of 2017.

•
Revenues from our crude pipelines were $73.9 million, an increase of $3.6 million, on shipments averaging 302.9 mbpd compared to 277.2 mbpd for the year ended December 31, 2016. Revenues and volumes increased mainly due to revenues from the fourth quarter of 2017 acquisition of the remaining interests in the SLC and Frontier pipelines offset by lower throughput due to HFC's Navajo refinery turnaround in the first quarter of 2017.

•
Revenues from terminal, tankage and loading rack fees were $142.4 million, an increase of $6.1 million compared to the year ended December 31, 2016. Refined products and crude terminalled in our facilities increased to an average of 496.7 mbpd compared to 485.8 mbpd for the year ended December 31, 2016. The volume and revenue increases are mainly due to our Tulsa crude tanks acquired on the last day of the first quarter of 2016, higher throughput on the UNEV terminals and higher reimbursable revenue related to tank inspections and repairs, offset by the transfer of the El Paso terminal to HollyFrontier in the first quarter of 2016.

•
Revenues from refinery processing units were $76.9 million, an increase of $43.9 million on throughputs averaging 63.6 mbpd compared to 51.8 mbpd for 2016. The increase in revenues and volumes is primarily due to the Woods Cross refinery processing units acquired in the fourth quarter of 2016.

Revenues for the year ended December 31, 2017, include the recognition of $9.7 million of prior shortfalls billed to shippers in 2016 and 2017.
Operating Costs and Expenses Highlights
Operating costs and expenses were $62.0 million and $231.2 million for the three months and year ended December 31, 2017, respectively, representing increases of $4.0 million and $24.3 million over the respective periods of 2016. The increase for the year ended December 31, 2017, is mainly due to the operating costs for the Woods Cross refinery processing units acquired in the fourth quarter of 2016.
Interest expense was $17.1 million and $58.4 million for the three months and year ended December 31, 2017, representing increases of $0.8 million and $5.9 million over the same periods of 2016. The increases are mainly due to the offering of $400 million aggregate principal 6% senior notes in July 2016, higher average balances outstanding under our senior secured revolving credit facility during 2017, and market interest rate increases.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1177984&tp_key=1318d4fcc7.
An audio archive of this webcast will be available using the above noted link through March 6, 2018.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Additionally, HollyFrontier owns Petro-Canada Lubricants Inc. whose Mississauga, Ontario facility produces 15,600 BPD of base oils and other specialized lubricant products. As of February 20, 2018, a subsidiary of HollyFrontier also owns a 57% limited partner interest and the non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2017 and 2016.

	Three Months Ended December 31,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$22,053	$19,301	$2,752
Affiliates – intermediate pipelines	8,366	6,175	2,191
Affiliates – crude pipelines	18,070	17,235	835
	48,489	42,711	5,778
Third parties – refined product pipelines	17,481	14,819	2,662
Third parties – crude pipelines	7,301	—	7,301
	73,271	57,530	15,741
Terminals, tanks and loading racks:
Affiliates	31,937	30,808	1,129
Third parties	4,618	4,014	604
	36,555	34,822	1,733
Affiliates – refinery processing units	19,395	20,174	(779)
Total revenues	129,221	112,526	16,695

Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	35,021	34,818	203
Depreciation and amortization	21,549	19,245	2,304
General and administrative	5,451	3,914	1,537
	62,021	57,977	4,044
Operating income	67,200	54,549	12,651

Equity in earnings of equity method investments	1,545	4,058	(2,513)
Interest expense, including amortization	(17,089)	(16,294)	(795)
Interest income	185	108	77
Remeasurement gain on preexisting equity investments	36,254	—	36,254
Gain (loss) on sale of assets and other income	105	574	(469)
	21,000	(11,554)	32,554
Income before income taxes	88,200	42,995	45,205
State income tax (expense) benefit	(85)	(76)	(9)
Net income	88,115	42,919	45,196
Allocation of net income attributable to noncontrolling interests	(2,044)	(1,558)	(486)
Net income attributable to Holly Energy Partners	86,071	41,361	44,710
General partner interest in net income, including incentive distributions(1)	—	(17,172)	17,172
Limited partners’ interest in net income	$86,071	$24,189	$61,882
Limited partners’ earnings per unit – basic and diluted:(1)	$0.96	$0.40	$0.56
Weighted average limited partners’ units outstanding	89,422	62,781	26,641
EBITDA(2)	$124,609	$76,868	$47,741
Distributable cash flow(3)	$65,520	$58,479	$7,041

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	150,470	126,594	23,876
Affiliates – intermediate pipelines	158,058	134,509	23,549
Affiliates – crude pipelines	317,762	271,962	45,800
	626,290	533,065	93,225
Third parties – refined product pipelines	80,683	77,410	3,273
Third parties – crude pipelines	86,623	—	86,623
	793,596	610,475	183,121
Terminals and loading racks:
Affiliates	448,837	440,569	8,268
Third parties	68,050	68,437	(387)
	516,887	509,006	7,881
Affiliates – refinery processing units	62,721	67,725	(5,004)
Total volumes (bpd)	1,373,204	1,187,206	185,998

	Years Ended December 31,		Change from
	2017	2016	2016
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$80,030	$83,102	$(3,072)
Affiliates – intermediate pipelines	28,732	26,996	1,736
Affiliates – crude pipelines	65,960	70,341	(4,381)
	174,722	180,439	(5,717)
Third parties – refined product pipelines	52,379	52,195	184
Third parties – crude pipelines	7,939	—	7,939
	235,040	232,634	2,406
Terminals, tanks and loading racks:
Affiliates	125,510	119,633	5,877
Third parties	16,908	16,732	176
	142,418	136,365	6,053
Affiliates – refinery processing units	76,904	33,044	43,860
Total revenues	454,362	402,043	52,319

Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	137,605	123,986	13,619
Depreciation and amortization	79,278	70,428	8,850
General and administrative	14,323	12,532	1,791
	231,206	206,946	24,260
Operating income	223,156	195,097	28,059

Equity in earnings of equity method investments	12,510	14,213	(1,703)
Interest expense, including amortization	(58,448)	(52,552)	(5,896)
Interest income	491	440	51
Loss on early extinguishment of debt	(12,225)	—	(12,225)
Remeasurement gain on preexisting equity investments	36,254	—	36,254
Gain on sale of assets and other income	422	677	(255)
	(20,996)	(37,222)	16,226
Income before income taxes	202,160	157,875	44,285
State income tax expense	(249)	(285)	36
Net income	201,911	157,590	44,321
Add net loss applicable to predecessor	—	10,657	(10,657)
Allocation of net income attributable to noncontrolling interests	(6,871)	(10,006)	3,135
Net income attributable to Holly Energy Partners	195,040	158,241	36,799
General partner interest in net income, including incentive distributions(1)	(35,047)	(57,173)	22,126
Limited partners’ interest in net income	$159,993	$101,068	$58,925
Limited partners’ earnings per unit – basic and diluted:(1)	$2.28	$1.69	$0.59
Weighted average limited partners’ units outstanding	70,291	59,872	10,419
EBITDA(2)	$344,749	$277,545	$67,204
Distributable cash flow(3)	$242,955	$218,810	$24,145

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	133,822	128,140	5,682
Affiliates – intermediate pipelines	141,601	137,381	4,220
Affiliates – crude pipelines	281,093	277,241	3,852
	556,516	542,762	13,754
Third parties – refined product pipelines	78,013	75,909	2,104
Third parties – crude pipelines	21,834	—	21,834
	656,363	618,671	37,692
Terminals and loading racks:
Affiliates	428,001	413,487	14,514
Third parties	68,687	72,342	(3,655)
	496,688	485,829	10,859
Affiliates – refinery processing units	63,572	51,778	11,794
Total volumes (bpd)	1,216,623	1,156,278	60,345

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner includes incentive distributions that are declared subsequent to quarter end. There were no general partner incentive distributions for the three months ended December 31, 2017. General partner incentive distributions were $15.6 million for the three months ended December 31, 2016. General partner incentive distributions for the years ended December 31, 2017 and 2016 were $34.1 million and $54.0 million, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$86,071	$41,361	$195,040	$158,241
Add (subtract):
Interest expense	16,343	15,399	55,385	49,306
Interest income	(185)	(108)	(491)	(440)
Amortization of discount and deferred debt charges	746	895	3,063	3,246
Loss on early extinguishment of debt	—	—	12,225	—
State income tax	85	76	249	285
Depreciation and amortization	21,549	19,245	79,278	70,428
Predecessor depreciation and amortization	—	—	—	(3,521)
EBITDA	$124,609	$76,868	$344,749	$277,545

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
	(In thousands)
Net income attributable to Holly Energy Partners	$86,071	$41,361	$195,040	$158,241
Add (subtract):
Depreciation and amortization	21,549	19,245	79,278	70,428
Remeasurement gain on preexisting equity interests	(36,254)	—	(36,254)	—
Amortization of discount and deferred debt charges	746	895	3,063	3,246
Loss on early extinguishment of debt	—	—	12,225	—
Increase (decrease) in deferred revenue attributable to shortfall billings	(5,118)	(1,113)	(1,283)	(1,292)
Maintenance capital expenditures (4)	(1,440)	(1,861)	(7,748)	(9,658)
Increase (decrease) in environmental liability	159	135	(581)	(584)
Increase (decrease) in reimbursable deferred revenue	(914)	(827)	(3,679)	(2,733)
Other non-cash adjustments	721	644	2,894	4,683
Predecessor depreciation and amortization	—	—	—	(3,521)
Distributable cash flow	$65,520	$58,479	$242,955	$218,810

(4)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

	December 31,	December 31,
	2017	2016
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,776	$3,657
Working capital (deficit)	$18,906	$(7,782)
Total assets	$2,154,114	$1,884,237
Long-term debt	$1,507,308	$1,243,912
Partners' equity(5)	$393,959	$378,234

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to HEP because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to HEP. Additionally, if the assets contributed and acquired from HFC while we were a consolidated variable interest entity of HFC had been acquired from third parties, our acquisition cost in excess of HFC’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511